CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 23, 2005, relating to the financial statements and financial highlights which appears in the March 31, 2005 Annual Report to Shareholders of Quant Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and “Experts” in such Registration Statement.

PriceWaterhouseCoppers LLP>

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 29, 2005